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EXHIBIT 5.1

June 30, 2003

WellPoint Health Networks Inc.
1 WellPoint Way
Thousand Oaks, California 91362

Ladies and Gentlemen:

        We have acted as counsel to WellPoint Health Networks Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance of WellPoint common stock, par value $0.01 per share (the "Shares"), in connection with the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of June 3, 2003 (the "Merger Agreement"), among the Company, Crossroads Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and Cobalt Corporation, a Wisconsin corporation ("Cobalt"). Upon consummation of the Merger, each outstanding share of common stock of Cobalt will be converted into the right to receive $10.25 in cash and .1233 of a share of WellPoint common stock, all as more fully described in the Registration Statement.

        We have examined the Registration Statement and a form of the share certificate for the Shares and the Merger Agreement, each of which has been filed with the Commission as an exhibit to the Registration Statement or other filing with the Commission. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

        We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER BARTLETT LLP SIMPSON THACHER & BARTLETT LLP

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  EXHIBIT 5.1